Exhibit 99.1

Amphenol

News Release

World Headquarters
358 Hall Avenue

P. O. Box 5030

Wallingford, CT 06492-7530

Telephone (203) 265-8900

FOR IMMEDIATE RELEASE

For Further Information:

Diana G. Reardon
Senior Vice President and
  Chief Financial Officer
203/265-8630
www.amphenol.com

2004 FOURTH QUARTER AND FULL YEAR RECORD RESULTS

REPORTED BY AMPHENOL CORPORATION

AND ANNOUNCEMENT OF DIVIDEND

Wallingford, Connecticut.  January 19, 2005.  Amphenol Corporation (NYSE-APH) reported today that fourth quarter 2004 diluted earnings per share increased 38% to a record $.51 compared to $.37 per share for the comparable 2003 period.  Per share amounts included herein have been adjusted to reflect the Company’s 2 for 1 stock split effective in March 2004.  Sales for the fourth quarter 2004 increased 18% to $403,963,000 compared to $342,039,000 for the 2003 period.  Currency translation had the effect of increasing sales by approximately $11.5 million in the fourth quarter 2004 compared to the 2003 period.

For the year ended December 31, 2004, diluted earnings per share was $1.82 compared to $1.26 per share for the 2003 period (excluding the effect in 2003 of a one-time charge relating to the early extinguishment of debt).  In the second quarter 2003, the Company refinanced its long term debt and incurred a one-time charge for write off of deferred debt issuance costs, early repayment premium and other related costs; diluted earnings per share for the year ended December 31, 2003 including such one-time charge was

$1.18.

Sales for the year ended December 31, 2004 were $1,530,446,000 compared to $1,239,504,000 for 2003.  Currency translation had the effect of increasing sales by approximately $46.6 million for the year 2004 when compared to 2003.

The Company also announced that for the first time in its history it will commence payment of a quarterly dividend on its Common Stock of $.03 per share.  The Company expects the dividend payment to be made on or about April 6, 2005 to shareholders of record as of March 15, 2005.

Amphenol Chairman and CEO, Martin H. Loeffler, stated:  “I am extremely pleased with our fourth quarter results.  Sales were up 18% compared to last year’s fourth quarter to a record $403,963,000.  The operating income margin increased from 16.8% to 18.8%.  The interconnect products segment of our business, which represents 87% of our sales, was up a strong 20% over last year with excellent profitability.  The growth was broad based across the majority of our end markets and included all major geographic regions.  Growth was especially strong in the wireless communication, military and aerospace and industrial markets.  The excellent top line results reflect our continuing development of new application specific solutions and value added products for our customers, increasing our worldwide presence with the leading companies in our target markets and improved end markets reflecting a generally stronger economy compared to the prior year.  The improved profitability in the interconnect business is also attributable to the continuing development of new application specific products as well as higher volumes and ongoing programs of cost control.  The cable products segment of our business, which is primarily for broadband cable television networks and represents 13% of our sales, was up 6% over a comparatively strong quarter in the prior year; however, the operating income margins in this segment were adversely impacted by increasing material costs.”

“In addition to excellent overall top line growth, profitability and cash flow continued to be strong.  Earnings per share for the quarter was up 38% over last year, representing the twelfth consecutive quarterly increase and a new record for the Company.  Our operating income margin for the quarter was also strong at 18.8%, representing both a sequential and year-over-year increase.  Furthermore, net income, that is income after interest expense and taxes, exceeded 11% of sales, another indication of the Company’s excellent profitability.  Cash flow from operations was also very strong at $69.0 million for the quarter and $202.1 million for the year 2004.”

“We had a record year in 2004 and look to the future with great enthusiasm based on our strong position in excellent and diversified markets, our increasing presence with the major companies in these markets, our excellent product portfolio and technological capabilities, and an outstanding management team.  Assuming a continuation of the current economic climate and relatively stable currency exchange rates, we believe that we can achieve an increase in revenues in 2005 in the range of 9%-12% and an increase in EPS in the range of 18%-23%.  Our confidence in the future is also reflected in our decision to commence payment of a $.03 per share quarterly dividend on the Company’s Common Stock.  We are confident that we are in excellent markets with a great organization, and we are very excited about the future.”

The Company will host a conference call to discuss its fourth quarter results at 1:00 PM (EDT) January 19, 2005.  The toll free dial-in number to participate in this call is 888-395-9624;

International dial-in number 517-623-4547; Passcode: Reardon.  There will be a replay available until 5:00 PM (ET) on Friday, January 21, 2005.  If you are unable to participate on the call and would like to hear a replay, the toll free dial-in number is 800-627-9894 and International dial-in replay number is 402-220-0238.  A live broadcast as well as a replay until January 21, 2005 will also be available on the Internet at http://www.amphenol.com/index.cfm/fuseaction/financial.webcasts.

Amphenol Corporation is one of the world’s leading producers of electronic and fiber optic connectors, cable and interconnect systems.  Amphenol products are engineered and manufactured in the Americas, Europe and Asia and sold by a worldwide sales and marketing organization.  The primary end markets for the Company’s products are communication systems for the converging technologies of voice, video and data communications, industrial/automotive and military/aerospace applications.

Statements in this press release which are other than historical facts are intended to be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws.  While the Company believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated.  Please refer to Part I, Item 1 of the Company’s Form 10-K for the year ended December 31, 2003, for some factors that could cause the actual results to differ from estimates.  In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise.

AMPHENOL CORPORATION

FINANCIAL SUMMARY

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003(2)	2004	2003(2)

Sales	$403,963,000	$342,039,000	$1,530,446,000	$1,239,504,000

Net income	$45,640,000	$32,986,000	$163,311,000	$103,990,000	(1)

Earnings per share – basic	$.52	$.38	$1.86	$1.21	(1)

Average shares outstanding – basic	87,980,075	87,598,462	88,023,082	86,100,688

Earnings per share – diluted	$.51	$.37	$1.82	$1.18	(1)

Average shares outstanding – diluted	89,739,345	89,589,554	89,736,656	88,131,720

(1)          Includes a one-time charge for expenses incurred in the early extinguishment of debt of $10,367,000, less tax benefit of $3,525,000, or $.08 per basic and diluted share.

(2)          Per share and share amounts have been adjusted to reflect the Company’s 2 for 1 stock split effective in March 2004.

AMPHENOL CORPORATION

CONSOLIDATED STATEMENT OF INCOME

(Unaudited)

(dollars in thousands, except per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2004	2003	2004	2003

Net Sales	$403,963	$342,039	$1,530,446	$1,239,504
Costs and Expenses:
Cost of sales, excluding depreciation and amortization	262,287	226,194	999,965	820,724

Depreciation and amortization expense	9,927	9,500	38,829	37,007

Selling, general and administrative expense	55,745	48,727	215,008	177,353

Operating income	76,004	57,618	276,644	204,420

Interest expense	(5,515)	(6,508)	(22,540)	(29,505)
Other expenses, net	(1,337)	(1,131)	(6,663)	(6,987)
Expense for early extinguishment of debt	0	0	0	(10,367)

Income before income taxes	69,152	49,979	247,441	157,561

Provision for income taxes	(23,512)	(16,993)	(84,130)	(53,571)

Net income	$45,640	$32,986	$163,311	$103,990

Net income per common share - Basic	$0.52	$0.38	$1.86	$1.21

Average shares outstanding - Basic	87,980,075	87,598,462	88,023,082	86,100,688

Net income per common share - Diluted	$0.51	$0.37	$1.82	$1.18

Average shares outstanding - Diluted	89,739,345	89,589,554	89,736,656	88,131,720

Pro forma net income and earnings per share excluding expense for early extinguishment of debt:

Net income				$103,990
Expense for early extinguishment of debt, net of taxes of $3,525				6,842

Net income excluding expense for early extinguishment of debt				$110,832

Net income per common share - Basic				$1.29

Net income per common share - Diluted				$1.26

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET

(dollars in thousands)

	Dec. 31, 2004	Dec. 31, 2003

ASSETS

Current Assets:
Cash and short-term cash investments	$30,172	$23,533
Accounts receivable, less allowance for doubtful accounts of $8,666 and $9,244, respectively	214,158	172,488
Inventories	247,303	221,385
Prepaid expenses and other assets	37,382	33,943

Total current assets	529,015	451,349

Land and depreciable assets, less accumulated depreciation of $349,255 and $327,469, respectively	197,753	178,266
Deferred debt issuance costs	6,451	7,014
Goodwill	545,411	516,335
Deferred taxes and other assets	28,081	28,420

	$1,306,711	$1,181,384

LIABILITIES & SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$134,856	$116,835
Accrued interest	2,183	2,939
Accrued salaries, wages and employee benefits	38,535	31,091
Other accrued expenses	85,089	56,098
Current portion of long-term debt	14,909	10,679

Total current liabilities	275,572	217,642

Long-term debt	434,144	532,280
Accrued pension and post employment benefit obligations	102,050	100,326
Other liabilities	13,341	7,730

Shareholders’ Equity:
Common stock	88	88
Additional paid-in deficit	(207,504)	(238,168)
Accumulated earnings	789,741	626,430
Accumulated other comprehensive loss	(55,078)	(64,944)
Treasury stock, at cost	(45,643)	0

Total shareholders’ equity	481,604	323,406

	$1,306,711	$1,181,384

AMPHENOL CORPORATION

SEGMENT INFORMATION

(In thousands)

(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2004	2003	2004	2003

Trade Sales:
Interconnect Products	$353,335	$294,122	$1,333,838	$1,071,968
Cable Products	50,628	47,917	196,608	167,536
Consolidated	$403,963	$342,039	$1,530,446	$1,239,504

Operating income:
Interconnect Products	$74,287	$55,290	$271,327	$196,377
Cable Products	6,492	5,583	24,631	20,420
Corporate	(4,775)	(3,255)	(19,314)	(12,377)
Consolidated	$76,004	$57,618	$276,644	$204,420

ROS%:
Interconnect Products	21.0%	18.8%	20.3%	18.3%
Cable Products	12.8%	11.7%	12.5%	12.2%
Consolidated	18.8%	16.8%	18.1%	16.5%